Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-170870 on Form S-3 and Registration Statement No. 333-143863 on Form S-8 of our report relating to the financial statements of StoneMor Partners L.P. and subsidiaries (the “Company”) dated March 29, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 18), and our report dated March 29, 2011 related to the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on internal control over financial reporting), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 29, 2011